Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1996 Equity Incentive Plan, as amended, of Copper Mountain Networks, Inc. for the registration of 298,301 shares of its common stock to be filed on or about May 13, 2004 of our report dated February 1, 2002 with respect to the financial statements of Copper Mountain Networks, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

San Diego, California

May 10, 2004